SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 4, 2008
(Date of Earliest Event Reported) December 10, 2007

EXOUSIA ADVANCED MATERIALS, INC.
(Exact name of registrant as specified in its charter)

Texas	333-87696	76-0636625
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1200 Soldiers Field Drive, Suite 200
 Sugar Land, TX 77479
(Address of principal executive offices)

(Telephone number, including area code of agent for service)  (281) 313-2333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8 - Other Events

On or about December 10, 2007, a lawsuit was filed by CorrBan Technologies, Inc. and Thin Film Technology, Inc., Plaintiffs, against Exousia Advanced Materials, Inc., Shield Industries, Inc., Global Development Enterprise, Inc., Vickers Industrial Coatings, Inc., Elorian Landers, Peter Wokoun, and Rodney Watkins, Defendants, in the 133rd Judicial District Court of Harris County, Texas, bearing Cause No. 2007-74646.  In the Lawsuit, Plaintiffs alleged misappropriation of proprietary information, breach of fiduciary duty and fraud.  The allegations stem from the fact that Defendants Landers, Watkins and Wokoun had all been associated with Plaintiff CorrBan Technologies, Inc. In the past, and are now believed to be associated with Defendant Shield Industries, Inc. in the development, manufacture and sale of products similar to those manufactured and sold by Plaintiffs.  Exousia Advanced Materials, Inc., which is known to be considering a business relationship with Defendant Shield Industries, Inc., is also named as a defendant in the lawsuit.  The investigation of the lawsuit is in its initial stages.  However, Defendants Exousia Advanced Materials, Inc., Shield Industries, Inc., Elorian Landers and Rodney Watkins (as “Consenting Defendants”) have already entered into an agreement with Plaintiffs whereby the Consenting Defendants have agreed to refrain from engaging in certain activities during the pendency of the lawsuit, which activities are not believed by the Consenting Defendants to be material to the conduct of business by either Exousia Advanced Materials, Inc. or Shield Industries, Inc.  The Consenting Defendants will continue to take prompt appropriate action to investigate the claims made by Plaintiffs, and to defend or resolve such claims as may be appropriate in the circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOUSIA ADVANCED MATERIALS, INC.

Date: January 4, 2008	By://s// J. Wayne Rodrigue, Jr.
President